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                                                                     EXHIBIT 4.6

                                 FIRST AMENDMENT
                        TO THE FIRST RESTATED AND AMENDED
                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                             EXECUTIVE SAVINGS PLAN

         THIS FIRST AMENDMENT to the First Restated and Amended Public Servcie Company of New Mexico Executive Savings Plan (the "Plan") is made by the Public Service Company of New Mexico (the "Company"), effective January 1, 2002.

         WHEREAS, the Company adopted the Plan as of July 1, 1998 to allow certain key employees to receive retirement savings contributions in excess of the limits imposed on qualified retirement plans;

         WHEREAS, the Plan was amended and restated November 16, 2001;

         WHEREAS, Public Service Company of New Mexico reserves the right to amend the Plan pursuant to Section 7.1 of the Plan; and

         WHEREAS, Public Service Company of New Mexico now desires to amend the Plan to: (i) increase the group of eligible participants; and (ii) expand distributions options.

         NOW, THEREFORE, Public Service Company of New Mexico does hereby amend the Plan as follows:

1.       Article I of the Plan is hereby amended by the addition of a new
         Section 1.8A, to be placed immediately after Section 1.8, to read as follows:

                           1.8A "Distribution Election Form" means the election
                  form by which a Participant elects the manner in which his accounts shall be distributed pursuant to Section 5.2(b).

2. Section 2.2 of the Plan is hereby amended in its entirety to read as follows:

                  2.2 SELECTION OF PARTICIPANTS. Any employees of the Company or an adopting affiliate who are Participants in the Plan on the date of adoption of this amended and restated Plan document will continue as such, subject to the provisions of Section
                  2.3. Effective January 1, 2002 (or such later date as may be established by the Plan Administrator), any employee who is classified as an "officer" of the Company or an adopting affiliate, shall be a Participant. For this purpose, an "officer" is someone who occupies the position of Vice President or higher. The Plan Administrator, in the exercise of its discretion, and with the concurrence of the Company and/or its Board of Directors, may select as Participants any other employees of the Company or an adopting affiliate who the Plan Administrator concludes, in the exercise of its discretion, are properly included in the top hat group. As noted in Section 2.1, this Plan is intended to provide benefits only to members of the top hat group. The Company has determined that all of the current officers are properly includible in the top hat group.

3.       Article II of the Plan is hereby amended by renumbering the existing
         Section 2.3 as Section 2.4 and inserting a new Section 2.3 to read as follows:

                  2.3 DISCONTINUANCE OF PARTICIPATION. As a general rule, once an individual is a Participant, he will continue as such for all future Plan Years until his retirement or other termination of employment. The Plan Administrator shall discontinue an individual's participation in the Plan if the Plan Administrator concludes, in the exercise of its discretion, that the individual is no longer properly included in the top hat group. If an individual's participation is discontinued, the individual will no longer be eligible to

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                  make deferrals or receive credits under this Plan. The
                  individual will not be entitled to receive a distribution, however, until the termination of his employment, unless the Plan Administrator, in the exercise of its discretion, directs that a distribution be made as of an earlier date, in which case the individual's accounts shall be distributed on the same basis as if the individual's employment had been terminated. The Participant's accounts will continue to be adjusted to reflect hypothetical investment earnings or losses in accordance with Section 4.1 until the accounts are distributed.

4. Section 3.2(a) of the Plan is hereby amended in its entirety to read as follows:

                           (a) AMOUNT. Any Participant may elect to defer,
                  pursuant to a Supplemental Deferral Agreement, the receipt of all or any portion (designated in whole percentages) of the Compensation otherwise payable to him or her by the Company or an adopting affiliate in any Plan Year. The Participant's Supplemental Deferrals will begin only after the Participant has made the maximum pre-tax contributions to the MESP that are permitted under Section 402(g) of the Code or pursuant to the terms of the MESP document.
                  The amount deferred pursuant to this paragraph (a) shall be allocated to the Supplemental Deferral Account maintained for the Participant for such Plan Year.

5. Section 3.2(b) of the Plan is hereby amended in its entirety to read as follows:

                           (b) TIMING OF ELECTIONS. As a general rule, the
                  Supplemental Deferral Agreement shall be signed by the Participant and delivered to the Benefits Department prior to January 1 of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant. The Supplemental Deferral Agreement will indicate whether it is to be effective for a single Plan Year or will remain in effect until properly changed by the Participant. For the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may elect to make Supplemental Deferrals from Compensation otherwise payable in the future during the then current Plan Year by signing and delivering a Supplemental Deferral Agreement within thirty (30) days after the date on which he or she is notified by the Benefits Department that he or she is eligible to participate. Any election made by a Participant shall be irrevocable with respect to the Plan Year covered by the election. A Participant may, however, revoke the election for any later Plan Year by delivering to the Benefits Department a written instrument prior to the beginning of the Plan Year for which such revocation is to be effective.

6. Section 3.3(a) of the Plan is hereby amended in its entirety to read as follows:

                           (a) SUPPLEMENTAL MATCHING CREDIT. Participants are
                  not permitted to make deferrals pursuant to Section 3.2(a) until they have made the maximum pre-tax contributions to the MESP that are permitted under Section 402(g) of the Code or the terms of the MESP. This Plan is intended to put participants in the same position that they would have been in but for these limits on pre-tax contributions. Accordingly, the Supplemental Matching Credit shall be in an amount equal to the "lost MESP Matching Contribution." The "lost MESP Matching Contribution" is the MESP Matching Contribution that would have been due under the MESP if the deferrals under
                  Section 3.2 for the Plan Year could have been contributed, instead, to the MESP. Supplemental Matching Credits are subject, however, to the MESP's limits on the maximum matching contribution for which Participants are eligible (currently, 6% of Compensation).

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7.       Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

                  5.2      FORM OF DISTRIBUTION.

                           (a) COMPANY STOCK FUND. Subject to Sections 5.2(c)
                  and 5.4, the portion of a Participant's accounts that is allocated to the Company Stock Fund shall be distributed in a single lump sum payment in whole shares of Company Stock (with fractional shares paid for in cash) unless the Participant elects to receive a cash distribution. The election to receive cash or Company Stock shall be made at the time and in the manner provided in the form prescribed by the Benefits Department from time to time for that purpose. Any election made by a Participant pursuant to this Section with respect to a distribution from the Company Stock Fund shall be subject to all applicable securities law requirements, including but not limited to, Rule 16b-3. Any election that may not be implemented due to the lack of any available exemption shall be void. The Benefits Department may then make the distribution in any fashion that will not result in a violation of any applicable securities law requirements. The Benefits Department also may delay the distribution if necessary. An exemption to the securities law requirements that is only available with the prior approval of the Board, the shareholders, or some other individual or individuals, shall not be considered to be available unless such approval is actually granted in a timely manner.

                           (b) NON-COMPANY STOCK INVESTMENT FUNDS. Subject to
                  Section 5.2(c), the portion of a Participant's accounts that is not allocated to the Company Stock Fund shall be distributed in cash in a single lump sum payment, installments, or in the form of an annuity. Installments and annuity distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. The method of payment shall be selected by the Participant in the initial Distribution Election Form (which may be contained in a Supplemental Deferral Agreement) submitted by the Participant to the Benefits Department on entry into the Plan or following the adoption of this amended and restated Plan, whichever is later. A Participant may change his distribution election by filing a new Distribution Election Form with the Benefits Department. A revised Distribution Election Form will be honored only if at least one year elapses between (1) the date on which such new Distribution Election Form is filed with the Benefits Department and (2) the date on which the Participant terminates employment with the Company. If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent Distribution Election Form filed by the Participant at least one year prior to the Participant's termination. If no valid Distribution Election Form exists (or if the only valid form was filed within the one year period described above), the Participant's accounts will be distributed in a single lump sum.

                           (c) LIMITATIONS ON DISTRIBUTIONS AND INTRA-FUND
                  TRANSFERS. Amounts transferred pursuant to Section 4.2(c) to or from the Company Stock Fund shall, for a one-year period, continue to be subject to the distribution elections applicable to such amounts (as adjusted for earnings or losses) pursuant to Sections 5.2(a) and (b) as if no transfer had taken place. For example, if a Participant transfers $25,000 to the Company Stock Fund from other Investment Funds on January 1, 2002, then that transferred $25,000, as adjusted for subsequent earnings or losses, shall continue to be distributable in cash pursuant to the distribution method elected pursuant to Section 5.2(b) until January 1, 2003. If the Participant had transferred $25,000 from the Company Stock Fund into the other Investment Funds, then the transferred amount, as adjusted for subsequent earnings or losses, would be distributable in cash in the form of a lump sum pursuant to
                  Section 5.2(a) until January 1, 2003. Only amounts actually invested in the Company Stock Fund, for the requisite one-year period, however, shall be distributable in Company Stock.

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8.       Section 5.6 is hereby amended and restated in its entirety to read as follows:

                  5.6 ACCELERATED WITHDRAWALS. A Participant who is a current employee may elect to receive an accelerated withdrawal of the entire portion of his accounts that is subject to accelerated withdrawal pursuant to Section 5.6(a) by filing a written election with the Benefits Department. Only one accelerated withdrawal may be elected during any 12-month period. Accelerated withdrawals of amounts allocated to the Company Stock Fund may be limited as described in paragraph (a). Participants who have terminated employment, regardless of whether they have elected or begun receiving installment or annuity payments pursuant to Section 5.2(b), may not elect to receive an accelerated withdrawal.

                           (a) AMOUNT OF WITHDRAWAL. An accelerated withdrawal
                  pursuant to this Section 5.6 shall be limited to the lesser of
                  (1) 50% of the value of the Participant's accounts, including any amounts invested in the Company Stock Fund, or (2) the amount that may be charged against the Participant's accounts pursuant to Section 5.6(d). For purposes of determining the amount to be distributed, the Participant's accounts shall be valued as of the effective date of the withdrawal and shall be paid as soon as reasonably possible thereafter.

                           (b) FORFEITURE. A Participant who elects an
                  accelerated withdrawal pursuant to this Section 5.6 shall forfeit an amount equal to 10% of the amount withdrawn as of the day on which the accelerated withdrawal is distributed to the Participant.

                           (c) SUSPENSION OF PARTICIPATION. Any Participant who
                  elects to receive an accelerated withdrawal pursuant to this
                  Section 5.6 shall be suspended from making Supplemental Deferrals or receiving Supplemental Matching or Employer Credits for 12 months from the date that the accelerated withdrawal is paid to the Participant. Upon expiration of the 12-month suspension period, the Participant shall be permitted to execute a new Supplemental Deferral Agreement pursuant to
                  Section 3.2(b) and to begin making Supplemental Deferrals as of the first day of the first payroll period in any subsequent Plan Year.

                           (d) ALLOCATION OF AMOUNT WITHDRAWN AND FORFEITURE.
                  The amount withdrawn and any forfeiture will be charged to the Participant's accounts in accordance with such procedures as may be adopted from time to time by the Plan Administrator. Withdrawals from the Company Stock Fund, however, shall be subject to such procedures as the Company's General Counsel (or his delegate) may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, and other applicable securities law requirements. If the Participant is unable, pursuant to the preceding sentence, to withdraw amounts invested in the Company Stock Fund, then (1) no portion of the withdrawal or forfeiture will be charged against the amount allocated to the Company Stock Fund, and
                  (2) the withdrawal and forfeiture shall be limited to the amount of the Participant's accounts that are invested in Investment Funds other than the Company Stock Fund.

9. This First Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect.

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IN WITNESS WHEREOF, Public Service Company of New Mexico has caused this First
Amendment to be effective as of the day and year first above written.

                                          PUBLIC SERVICE COMPANY OF NEW MEXICO


                                    By   /s/  Alice A. Cobb
                                         ---------------------------------------
                                         Alice A. Cobb, Senior Vice President,
                                         People Services and Development